Exhibit 99.6

May 9, 2005

Board of Directors
The Gillette Company
Prudential Tower Building
Boston, MA 02199

Re:	Amendment No. 2 to the Joint Proxy Statement/Prospectus of The Gillette Company and of The Procter & Gamble Company filed May 10, 2005

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 27, 2005, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Company Common Stock”), of The Gillette Company (the “Company”) of the exchange ratio of 0.975 of a share of common stock, without par value, of The Procter & Gamble Company (“Procter & Gamble”) to be received for each share of the Company Common Stock pursuant to the Agreement and Plan of Merger, dated as of January 27, 2005, among the Company, Aquarium Acquisition Corp., a wholly-owned subsidiary of Procter & Gamble, and Procter & Gamble.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Amendment No. 2 to the Joint Proxy Statement/Prospectus included in the above-referenced Registration Statement.

In that regard, we hereby consent to the references to our opinion under the captions “Summary – Opinions of Gillette’s Financial Advisors – Goldman, Sachs & Co. and UBS Securities LLC,” “The Proposed Merger – Background of the Merger,” “The Proposed Merger – Factors Considered by, and Recommendation of, the Board of Directors of Gillette” and “Opinions of Financial Advisors – Opinion of Gillette’s Financial Advisors” and to the inclusion of the foregoing opinion in the Amendment No. 2 to the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN, SACHS & CO.
GOLDMAN, SACHS & CO.